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Exhibit 8.1

PEARSON PLC

LIST OF SIGNIFICANT SUBSIDIARIES

AS AT DECEMBER 31, 2000

Name	Country of Incorporation/Residence
Pearson Education Inc.	United States
Financial Times Limited	England and Wales
FT Group Limited	England and Wales
Pearson Netherlands BV	Netherlands
Recoletos Compañia Editorial SA	Spain
Recoletos Cartera Inversiones SA	Spain
Pearson AG	Switzerland
Pearson Overseas Holdings Limited	England and Wales
Whitehall Trust	England and Wales
Pearson Longman Inc.	United States
Pearson Investment Holdings Inc.	United States

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PRINCIPAL SUBSIDIARIES AND ASSOCIATES